Exhibit 10.4

ETHANOL SALE AND PURCHASE AGREEMENT

THIS ETHANOL SALE AND PURCHASE MARKETING AGREEMENT the (“Agreement”) is entered into this 31st day of May, 2006, with an effective date as stipulated in Section l(a) below, by and between Archer-Daniels-Midland Company, a Delaware corporation, with its principal place of business in Decatur, Illinois (“ADM”), and Millennium Ethanol, LLC, a South Dakota limited liability company, with its principal place of business in Marion, South Dakota (“Millennium”).

BACKGROUND

WHEREAS, ADM and Millennium are both in the business of processing corn to produce ethanol for commercial sale; and

WHEREAS, ADM has knowledge of the ethanol industry in the United States, and has experience related to ethanol marketing, sales, and distribution; and

WHEREAS, Millennium and ADM believe that it would be in their mutual best interests for ADM to purchase ethanol produced by Millennium at the planned ethanol production facility to be located in Marion, South Dakota (the “Millennium Production Facilities”), for purposes of jointly marketing, selling, and distributing that ethanol, along with the ethanol produced by ADM; and

WHEREAS, Millennium and ADM desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement;

NOW, THEREFORE, the parties to this Agreement hereby covenant and agree as follows:

1.                                       TERMS OF THIS AGREEMENT.

(a)                              The Initial Term. The initial term of this Agreement will be for three (3) years with the effective date being the first day of the month of which production of ethanol begins at the Millennium Production Facilities. For example, if production begins on October 15, 2007, then October 1, 2007 will be the effective date of this Agreement. The three-year period referred to herein will hereafter be referred to as the “Initial Term.”

(b)                             The Renewal Terms. Unless this Agreement is terminated in the manner described below in Section 2, this Agreement will automatically renew for successive additional terms of one year each. These additional terms will each be referred to hereafter as a “Renewal Term.”

2.                                       TERMINATION. This Agreement may be terminated under the circumstances set out below.

(a)                              Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

(b)                             Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement. If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.

(c)                              Termination at the End of the Initial Term or Any Renewal Term. Either party may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Term, by providing the other party with a written notice of intent to terminate. Such a written notice of intent to terminate must specify the proposed termination date, and must be received by the non-terminating party at least six (6) months before the proposed termination date.

(d)                             Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.

3.                                       REPRESENTATIONS AND WARRANTIES OF MILLENNIUM. In connection with its sale of ethanol to ADM under this Agreement, Millennium makes the following representations and warranties, for the benefit of ADM:

(a)                              Good Title. Millennium will have good and marketable title to all of the ethanol sold to ADM under this Agreement, free and clear of all liens and encumbrances.

(b)                             Corporate Existence and Good Standing. Millennium is a South Dakota limited liability company validly existing and in good standing under the laws of the State of South Dakota.

(c)                              Corporate Authority and Corporate Approval. Millennium has the power and authority to enter into this Agreement. Further, Millennium has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.

(d)                             No Conflicts as to Law or Agreements. The execution of this Agreement by Millennium, the sale and transfer of ethanol from Millennium to ADM, and the taking of all actions by Millennium under this Agreement do not require the additional consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which Millennium is a party, or by which Millennium is bound.

(e)                              Compliance with Laws. Millennium is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, and local laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the cost or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Millennium or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof, and all other laws related to the protection of the environment (“Environmental Laws”).

(f)                                Complete and Accurate Disclosure. Millennium has not withheld from ADM any documents, information, or material facts relating to Millennium ethanol production capabilities, and/or relating to the business operations of Millennium. Further, to Millennium’s knowledge, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement, or other document furnished or to be furnished pursuant to this Agreement, contains any untrue statement of a material fact.

(g)                             Licenses and Permits. Millennium will have at all times during the term of this Agreement, all of the licenses and permits necessary to operate the Millennium Production Facilities.

(h)                             Production Capacity. The amount of ethanol that Millennium is capable of producing each year, based on the nameplate design capacity of the Millennium Production Facilities, will hereafter be referred to as Millennium’s “Annual Production Capacity.” The nameplate design capacity of the Millennium Production Facilities is one hundred million (100,000,000) gallons of ethanol per year. Millennium has the plant capacity and the technical capability to produce the quality of ethanol required under this Agreement, in the quantities required under this Agreement.

(i)                                 Product Quality. All of the ethanol sold to ADM by Millennium under this Agreement will be of merchantable quality, and will be fit for fuel grade ethanol. All such ethanol must meet all applicable ASTM Standards and must meet the ethanol standards established by the Williams Pipeline test, and must meet the ethanol standards established by all other standard ethanol industry tests.

(j)                                 Patent Infringement. Millennium is not now, and will not be at any time in the future during the term of this Agreement, infringing upon any patents or other intellectual property rights held by any other parties.

4.                                       REPRESENTATIONS AND WARRANTIES OF ADM. In connection with providing the services on behalf of Millennium which are described in this Agreement, ADM makes the following representations and warranties, for the benefit of Millennium:

(a)                              Corporate Existence and Good Standing. ADM is a Delaware corporation validly existing and in good standing under the laws of the State of Illinois.

(b)                             Corporate Authority and Corporate Approval. ADM has the power and the authority to enter into this Agreement. Further, ADM has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.

(c)                              No Conflicts as to Law or Agreements. The execution of this Agreement by ADM, the purchasing of ethanol from Millennium by ADM, and the taking of all actions by ADM under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which ADM is a party, or by which ADM is bound.

(d)                             Compliance with Laws. As it relates to this Agreement, ADM is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable Laws, other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to ADM or its business or assets.

(e)                              Licenses and Permits. ADM now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to operate the ADM Production Facilities (as defined in Section 18(a)).

(f)                                Product Quality. All of the ethanol produced by ADM and sold to its customers under this Agreement will be of merchantable quality, and will be fit for fuel grade ethanol. All such ethanol must meet all applicable ASTM Standards, must meet the ethanol standards established by the Williams Pipeline test, and must meet the ethanol standards established by all other standard ethanol industry tests.

(g)                             Patent Infringement. ADM is not now, and will not be at any time in the future during the term of this Agreement, infringing upon any patents or other intellectual property rights held by any other parties.

5.                                       QUANTITY. During the entire term of this Agreement, Millennium agrees to sell to ADM, and ADM agrees to purchase from Millennium, all of the ethanol produced by Millennium at the Millennium Production Facilities, subject to the right of ADM to not purchase excess ethanol produced by Millennium, as described in Section 9 below. The terms and conditions of these purchases and sales will be set out in this Agreement.

6.                                       PRODUCTION ESTIMATES. Within 90 days of the date of commercial ethanol production, Millennium will provide ADM with Millennium’s best estimate of Millennium’s anticipated monthly ethanol production for the first twelve (12) months of commercial production, to assist ADM in developing appropriate marketing strategies for the ethanol to be produced by Millennium.

On or before the first day of each month, Millennium will provide ADM with its updated best estimate of Millennium’s anticipated monthly ethanol production for the next twelve (12) months, so that ADM will have ethanol production estimates from Millennium twelve (12) months into the future during the entire time that this Agreement is in effect.

Once this Agreement has been terminated under Section 2(a), or Section 2(c) above, Millennium will no longer be required to provide ADM with any further monthly ethanol production estimates, except to the extent required in any written termination agreement between the parties entered into under Section 2(c) above.

Once either party has sent a written notice of intent to terminate this Agreement under Section 2(b) above, Millennium’s monthly ethanol production estimates must continue to cover the time period through the proposed termination date, but need not extend to any months after the proposed termination date.

7.                                       MONTHLY ETHANOL VOLUME REQUIREMENTS

(a)                              Development of the Final Ethanol Volume Requirement. On or before the first day of each month, ADM and Millennium will each provide the other party with a written notice which sets out the number of gallons of ethanol that they are each willing to produce and to make available for sale under this Agreement during the next month (the “Final Ethanol Volume Requirement”). Without ADM’s written consent, Millennium’s Final Ethanol Volume Requirement shall not exceed 120% of one-twelfth of Millennium’s Annual Production Capacity.

For example, on or before April 1, the parties will provide each other with their Final Ethanol Volume Requirements for the next month, which would be May.

(b)                             The Intent of the Parties to Operate at or Near Full Capacity. Both parties acknowledge and agree that if market conditions and other conditions are favorable, it is their intent to operate their respective production facilities at or near full capacity during the entire term of this Agreement.

8.                                       SHORTFALLS IN THE MONTHLY ETHANOL VOLUME REQUIREMENTS.

(a)                              Shortfalls Involving Millennium. Starting ninety (90) days after the start of commercial production, to the extent that Millennium fails to produce enough ethanol to meet

Millennium’s Final Ethanol Volume Requirement in any month, ADM will have the right, but not the obligation, to purchase ethanol elsewhere, in a commercially reasonable manner, in order to cover the shortfall. All costs and expenses related to such purchases which are in excess of the costs and expenses that ADM would have incurred in the absence of such a shortfall will be charged to Millennium.

(b)                             Shortfalls Involving ADM. To the extent that ADM fails to produce enough ethanol to meet ADM’s Final Ethanol Volume Requirement in any month, ADM will have the right, but not the obligation, to purchase ethanol elsewhere, in a commercially reasonable manner, in order to cover the shortfall. All costs and expenses related to such purchases which are in excess of the costs and expenses that ADM would have incurred in the absence of such a shortfall will be charged to ADM.

9.                                       EXCESS ETHANOL PRODUCTION.

(a)                              No Obligation to Sell All Ethanol Produced. ADM will be obligated to purchase the full amount of Millennium’s Final Ethanol Volume Requirement for each month. However, ADM will not be obligated to sell the entire Final Ethanol Volume Requirement for Millennium and ADM each month, if ADM does not believe in good faith that it is in the best interests of the parties, based on market conditions, unavailability of customers, or other factors.

This means that ADM will have the discretion to both build and decrease stored inventories of the ethanol produced under this Agreement, during the entire term of this Agreement. ADM agrees to attempt to do so efficiently, effectively, and in a manner that is in the best interests of the parties.

(b)                             ADM’s Right to Buy and Sell Millennium’s Excess Ethanol Production. If Millennium produces ethanol in any month in excess of Millennium’s Final Ethanol Volume Requirement, ADM will have the right, but not the obligation, to purchase the excess ethanol from Millennium, and sell it under this Agreement. This will also be the case in the event of excess ethanol production by ADM.

(c)                              Restrictions on Millennium’s Right to Sell Excess Ethanol Production. Because ADM is entitled to purchase all of the ethanol produced by Millennium under Section 5 above, Millennium may not sell to any other parties any of the excess ethanol that it produces, over and above Millennium’s Final Ethanol Volume Requirement. Millennium understands that any excess ethanol that it produces is at its own risk, should ADM choose not to purchase that excess ethanol. Millennium may carry the excess of any month to be included in Millenniums Final Ethanol Volume Requirement of the next month subject to the cap in Section 7(a).

(d)                             Millennium’s Right to Utilize Excess Ethanol Production in Future Months. The parties agree that Millennium may store excess ethanol that it produced in any month, at Millennium’s own expense, if that excess ethanol is not purchased by ADM under Section 9(b) above. Millennium may then use that excess ethanol in the future, to satisfy Millennium’s obligations to make ethanol available for sale under this Agreement. For example, Millennium may use that excess ethanol to meet its Final Volume Requirement for any month, under Section 7 above, or to meet its Minimum Annual Volume Requirement for any year, under Section 10 below.

10.                                 MILLENNIUM’S MINIMUM ANNUAL VOLUME REQUIREMENTS. During the Initial Term and each Renewal Term of this Agreement, Millennium agrees to make available for sale to ADM quantities of ethanol in an amount that equals or exceeds 80% of Millennium’s “Annual Production Capacity (Millennium’s “Minimum Annual Volume Requirement”).

11.                                 SERVICES TO BE PROVIDED BY ADM. ADM will provide, in good faith, the marketing, sales, storage, and transportation services for the ethanol produced and purchased by ADM under this Agreement in a manner at ADM’s discretion.

12.                                 QUALITY ASSURANCE AND QUALITY CONTROL.

(a)                              Initial and Ongoing QA and QC Support. ADM agrees to provide initial quality assurance (“QA”) and quality control (“QC”) support to Millennium, to assist Millennium in consistently producing ethanol at the Millennium Production Facilities, which meets the standards for product quality which are set out in Section 3(i) of this Agreement. After this initial support, ADM will continue to assist Millennium with QA and QC matters throughout the duration of this Agreement on an “as needed” basis, at the request of either party.

(b)                             Millennium’s Responsibility and Liability for the Ethanol that it Produces. Notwithstanding ADM’s agreement to provide Millennium with QA and QC support in the manner described in this Section 12, the parties agree that Millennium will ultimately be responsible for the quality of the ethanol produced at the Millennium Production Facilities. Further, the parties agree that Millennium, and not ADM, will be responsible and liable for all claims related to the quality of the ethanol produced by Millennium at the Millennium Production Facilities.

(c)                              Millennium’s Release of ADM from Liability Related to QA and QC Support. ADM’s agreement to provide QA and QC support to Millennium under this Agreement is a good faith attempt by ADM to help Millennium meet the ethanol quality standards set out in this Agreement, for the mutual benefit of ADM and Millennium. However, ADM’s agreement to provide QA and QC support to Millennium does not constitute a warranty or a guarantee of any type with respect to the quality of the ethanol produced by Millennium. Thus, Millennium and all of its related persons and organizations hereby release ADM and all of its related persons and organizations from all liability, in the absence of gross negligence and/or willful misconduct, related to the QA and QC support provided to Millennium by ADM under this Agreement.

13.                                 SALES TO ADM’S ETHANOL CUSTOMERS. When ADM sells the ethanol produced under this Agreement to its customers, the parties understand and agree that the ethanol sales prices, and all other terms and conditions of ethanol sales to customers under this

Agreement, will be established by ADM. These decisions may be made by ADM, without the need for obtaining consent from Millennium.

14.                                 PAYMENTS TO ADM FOR SERVICES PROVIDED. In exchange for the marketing, sales, storage, and transportation services provided by ADM under Section 11 above during the Initial Term, Millennium will pay ADM the sum of 1.25% (one and one-quarter percent) of the Average Net Ethanol Selling Price paid to Millennium by ADM.

During any time period after the Initial Term when the parties have not agreed upon the amount that Millennium will pay ADM for these services, the fee paid to ADM by Millennium for these services will be 1.25% (one and one-quarter percent) of the Average Net Ethanol Selling Price, payable by the tenth day of each month for the ethanol sold by ADM under this Agreement during the previous month.

15.                                 INDEPENDENT CONTRACTOR STATUS OF ADM, AND EMPLOYMENT STATUS OF ADM’S EMPLOYEES. Nothing contained in this Agreement, including the services to be provided by ADM on behalf of Millennium, will make ADM the agent of Millennium for any purpose. ADM and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of Millennium under this Agreement.

Any of the employees of ADM which are providing services on behalf of Millennium under this Agreement will remain employees of ADM. These employees will continue to be paid by ADM and to enjoy the benefits to which they are entitled as employees of ADM, unless otherwise provided in any separate agreement covering the services of such employees.

16.                                 SEPARATE ENTITIES. Millennium and ADM are separate entities. Nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party to this Agreement with regard to any rights, privileges, duties, or liabilities of the other party to this Agreement, except to the extent otherwise provided in this Agreement, or in any other agreement between the parties to this Agreement.

17.                                 DEVELOPMENT OF ORDERING AND SHIPPING PROCEDURES. Because Millennium and ADM have not done business in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering ethanol, delivering ethanol, and shipping ethanol, in connection with ADM’s ethanol purchases from Millennium. After this Agreement becomes effective, ADM and Millennium agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters, based on their mutual experiences working together under this Agreement.

Once those policies and procedures have been developed and mutually agreed upon, ADM and Millennium intend to document them, in the form of an addendum to this Agreement.

18.                                 PRODUCT DISTRIBUTION.

(a)                              The ADM Production Facilities. ADM presently produces ethanol at its plant in Columbus, Nebraska (the “Columbus Plant”), and at its plant in Marshall, Minnesota (the “Marshall Plant”). The Columbus Plant and the Marshall Plant may be collectively referred to hereafter as the “ADM Production Facilities.”

(b)                             Product Substitution. The parties agree that the ethanol produced at the ADM Production Facilities and the ethanol produced at the Millennium Production Facilities will be considered fungible and interchangeable for purposes of product distribution under this Agreement. ADM will not brand, label, or otherwise identify any ethanol sold under this Agreement differently because that ethanol was produced at the Millennium Production Facilities, as opposed to being produced at the ADM Production Facilities.

(c)                              Efficient Product Distribution. When customers purchase ethanol from ADM that has been produced under this Agreement, ADM may fill the orders of those customers with ethanol produced at the Millennium Production Facilities, ethanol produced at the ADM Production Facilities, or ethanol produced at both the Millennium Production Facilities and the ADM Production Facilities. ADM will attempt to manage factors such as customer and delivery locations, order sizes, freight availability, and product delivery logistics in a manner that will result in efficient product distribution, for the mutual benefit of both Millennium and ADM.

19.                                 PRODUCT TESTING. At least twice each week during the term of this Agreement, and more often at the request of ADM, Millennium agrees to provide ADM with samples of the ethanol produced at the Millennium Production Facilities, so that ADM can test Millennium’s product quality on a regular basis. ADM agrees to provide Millennium with the information Millennium will need in order to collect, pack, and ship these ethanol samples to ADM in a manner satisfactory to ADM.

20.                                 COLLECTION AND RETENTION OF PRODUCT SAMPLES.

(a)                              Collection of Product Samples. During the entire term of this Agreement, Millennium agrees to collect samples of not less than 250 milliliters each from each shipment of ethanol that leaves the Millennium Production Facilities under this Agreement. Each such product sample will be labeled to include the production date, the plant at which the product sample was produced, and any other applicable information.

(b)                             Retention of Product Samples. Millennium agrees to retain these product samples for at least three months after the date of the shipment from which each product sample was taken, in a manner which preserves the integrity of each individual product sample. Further, Millennium agrees to promptly provide any of these samples to ADM, at the request of ADM.

21.                                 THE ACTUAL PRICE FOR ETHANOL SOLD TO ADM BY MILLENNIUM. ADM agrees to pay Millennium a price for all ethanol sold to ADM by             under this Agreement that is equal to the “Average Net Ethanol Selling Price,” as defined in this Section 21. For purposes of this Agreement, the Average Net Ethanol Selling Price will be calculated as follows:

(a)                              The Average Gross Ethanol Selling Price. Each month, ADM will calculate the average gross selling price per gallon of all of the ethanol that ADM sells to its customers under this Agreement, including all of the ethanol produced by both Millennium and ADM, FOB the Millennium Production Facilities and the ADM Production Facilities. This amount will hereinafter be referred to as the “Average Gross Ethanol Selling Price.”

(b)                             The Deduction for Direct Ethanol Distribution Expenses. Each month, ADM will subtract from that Average Gross Ethanol Selling Price, on a per gallon basis, all of its distribution expenses directly incurred in connection with distributing the ethanol sold under this Agreement (the “Direct Ethanol Distribution Expenses”). ADM’s Direct Ethanol Distribution Expenses will include, but not necessarily be limited to, all of its transportation costs, rail car costs, throughput costs, storage costs, inventory costs, and other distribution costs. Each month, ADM will also add or subtract from that Average Gross Ethanol Selling Price, on a per gallon basis, any gains or losses due to gasoline index hedges with respect to ethanol produced by both Millennium and ADM (the “Hedging Gains or Losses”).

(c)                              The Average Net Ethanol Selling Price. The Average Net Selling Price is calculated as follows: the per gallon Average Gross Ethanol Selling Price minus the per gallon Direct Ethanol Distribution Expenses, plus or minus the per gallon Hedging Gains or Losses. The Average Net Ethanol Selling Price will be paid to Millennium by ADM for the applicable month in the manner set forth in Section 22.

22.                                 THE ESTIMATED PRICE FOR ETHANOL SOLD TO ADM BY MILLENNIUM.

(a)                              The Estimated Average Net Ethanol Selling Price. The actual Average Net Ethanol Selling Price cannot be determined before Millennium sells to ADM under this Agreement, because the Average Net Ethanol Selling Price is based on Direct Ethanol Distribution Expenses that will be incurred by ADM after ADM has purchased ethanol from Millennium. Because of that, the parties will work together before each month during the term of this Agreement, in order to establish an estimated price for the ethanol to be sold to ADM by Millennium during the upcoming month. That estimated price will hereafter be referred to as the “Estimated Average Net Ethanol Selling Price.”

(b)                             Establishing the Estimated Average Net Ethanol Selling Price. Millennium may provide information, input, and opinions in connection with the establishment of the Estimated Average Net Ethanol Selling Price, and the parties will attempt to arrive at the Estimated Average Net Ethanol Selling Price for each month by consensus. However, if the parties are unable to reach a consensus, then ADM will have the right, in good faith, to establish the Estimated Average Net Ethanol Selling Price for the upcoming month, based on ADM’s experience in the ethanol industry.

(c)                              Invoices and Payments Between Millennium and ADM. Millennium will invoice ADM, upon shipment, at the applicable Estimated Average Net Ethanol Selling Price for all ethanol sold to ADM by Millennium under this Agreement. ADM will pay Millennium for all such ethanol within seven (7) business days of receipt of invoice; less a daily interest charge equal to ADM’s internal annual rate (currently 7.35%) times the difference between 7 days and the quarterly paid history of ethanol invoices being paid to ADM from its customer base (currently 15 days). This rate will be reviewed and adjusted on a quarterly basis.

(d)                             Calculation of Actual Selling Prices After Each Month. At the end of each month, promptly after the information necessary to calculate the Average Net Ethanol Selling Price becomes available, ADM will calculate the actual Average Net Ethanol Selling Price for the preceding month. ADM will provide that Average Net Ethanol Selling Price to Millennium, along with a summary of the calculations used by ADM to arrive at the Average Net Ethanol Selling Price.

(e)                              Reconciliation of Estimated Selling Prices and Actual Selling Prices After Each Month. Within fourteen (14) days after ADM provides Millennium with the actual Average Net Ethanol Selling Price for the preceding month, the parties will reconcile the difference between the Estimated Average Net Ethanol Selling Price and the actual Average Net Ethanol Selling Price for the preceding month. If the Estimated Average Net Ethanol Selling Price exceeded the Average Net Ethanol Selling Price, then Millennium will refund to ADM the overpayments that it previously received from ADM, within fourteen (14) days after the completion of this actual and estimated selling price reconciliation.

On the other hand, if the Estimated Average Net Ethanol Selling Price was less than the actual Average Net Ethanol Selling Price, then ADM will pay Millennium the additional amounts owed to Millennium, within fourteen (14) days after the completion of this actual and estimated selling price reconciliation.

23.                                 MONTHLY MEETINGS. Representatives of Millennium and ADM will meet telephonically on a monthly basis to discuss issues related to this Agreement. It is the intent of both Millennium and ADM that these monthly meetings be conducted in a manner that complies with all applicable state and federal laws.

24.                                 MONTHLY RECONCILIATION OF SHIPMENT VOLUMES. On a monthly basis, Millennium and ADM will compare and reconcile their information related to the volumes of ethanol shipped from the Millennium Production Facilities and the ADM Production Facilities, in order to minimize disputes and disagreements between them under this Agreement, and in order to provide more accurate information for calculating the Average Net Ethanol Selling Price under Section 21 of this Agreement.

In the event that the parties are unable to agree on which party’s numbers are correct for any month, the numbers proposed by ADM will be used, subject to Millennium’s right to challenge ADM’s books and records through its independent public accounting firm, as described below in Section 25.

25.                                 AUDITING OF ADM’S BOOKS AND RECORDS.

(a)                              Purposes of the Audits. Each month during this Agreement, Millennium will have the right, at its own expense, to have qualified representatives from an independent public accounting firm audit those portions of ADM’s books and records which are directly related to the ethanol bought and sold under this Agreement. The purposes of such audits will include confirming the information provided to Millennium by ADM regarding the Average Net Ethanol Selling Price, confirming ADM’s production and shipment volumes for ethanol bought and sold under this Agreement and verifying any other information which is directly related to this Agreement.

(b)                             Confidentiality Obligations. Any such independent public accountants hired by Millennium will be subject to the same confidentiality obligations that Millennium is subject to under Section 27 of this Agreement. Millennium agrees to inform its accountants of those confidentiality obligations.

(c)                              Challenges. Millennium may challenge ADM’s books and records for any month during this Agreement, based on an audit by Millennium’s independent public accounting firm. Millennium must provide written notice of such a challenge to ADM within two (2) years of the end of the month that is the subject of the challenge.

26.                                 FINANCIAL INFORMATION. On a monthly basis, Millennium will provide ADM with copies of current balance sheets, income statements, and other financial statements (audited if available) related to Millennium.

27.                                 HANDLING OF CONFIDENTIAL INFORMATION. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 27.

(a)                              Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of Millennium or ADM that meets all of the following criteria:

(i)                                     The information must not be generally known to the public, must not be a part of the public domain, must not be information that the receiving party was already in possession of, must not be information that the receiving party receives from a third party without violating any confidentiality obligation owed to the disclosing party, and must not be information that is independently developed by the receiving party without relying upon the Confidential Information supplied by the disclosing party.

(ii)                                  The information must belong to the party claiming it is confidential, and must be in that party’s possession.

(iii)                            The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)                           The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.

(v)                                Written information must be clearly designated in writing as “CONFIDENTIAL INFORMATION” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(vi)                             Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “CONFIDENTIAL INFORMATION,” and transmitted to the other party within ten (10) days of the verbal disclosure.

(b)                             Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.

(c)                              The Duty Not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(d)                             The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(e)                              Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

(f)                                Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.

28.                                 RIGHT OF OFFSET. ADM will have the right to withhold payments for the ethanol that it purchases from Millennium, as an offset against any payments that Millennium fails to make to ADM under Sections 14 and 22 above.

If ADM exercises its right of offset at any time, Millennium may request a written explanation from ADM that includes the amount of the offset claimed by ADM, and the basis for ADM’s exercise of its right of offset. Upon receiving a written request from Millennium for such an explanation, ADM will promptly provide a reasonably detailed written explanation.

29.                                 INSURANCE.

(a)                              Millennium’s Insurance. During the entire term of this Agreement, Millennium will maintain insurance coverage which is standard, in the reasonable opinion of ADM, for a company of its type and size which is engaged in the business of producing and selling ethanol. At a minimum, Millennium’s insurance coverage must include:

(i)                                    Comprehensive General Product and Public Liability Insurance, naming ADM as an additional named insured, with liability limits of at least five million dollars ($5,000,000) in the aggregate.

(ii)                                 Property and Casualty Insurance adequately insuring the Millennium Production Facilities and Millennium’s other assets against theft, damage, and destruction, on a replacement cost basis.

(iii)                            Workers’ Compensation Insurance, to the extent required by law.

On or before the effective date of this Agreement, Millennium will provide ADM with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 29 is in place. Millennium will not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of ADM.

(b)                             ADM’S Insurance. ADM now has, and will maintain during the entire term of this Agreement, comprehensive general liability insurance with liability limits of at least five million dollars ($5,000,000) in the aggregate.

30.                                 MUTUAL INDEMNIFICATION. If any third party makes a claim against ADM or any person or organization related to ADM as a result of the actions or omissions of Millennium or any person or organization related to Millennium, including but not limited to claims related to the quality of the ethanol produced by Millennium, then Millennium agrees to indemnify ADM and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties.

The indemnification obligations of the parties under this Agreement will be mutual, and ADM therefore makes the same commitment to indemnify Millennium and its related persons or organizations that Millennium has made to ADM in the proceeding paragraph.

31.                                 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, AND CLAIMS. All representations, warranties, and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will therefore be able to pursue claims related to those representations, warranties, and agreements after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.

Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that those claims may be pursued by the parties even after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.

32.                                 COSTS AND ATTORNEYS’ FEES IN DISPUTE RESOLUTION PROCEEDINGS, AND FOLLOWING UNCURED BREACHES. The parties agree that the prevailing party in any dispute resolution proceedings related to this Agreement shall be entitled to collect all of its costs, expenses, and reasonable attorneys’ fees from the other party.

The same shall be true if one of the parties incurs costs, expenses, or attorneys’ fees in connection with the enforcement or the protection of its rights under this Agreement, as a result of an uncured breach by the other party. The breaching party shall reimburse the other party for costs, expenses, and reasonable attorneys’ fees incurred after the expiration of the applicable cure period, regardless of whether or not the enforcement or the protection of the rights of the other party involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings.

33.                                 TITLE AND RISK OF LOSS. With regard to the ethanol sold to ADM by Millennium under this Agreement, title to and risk of loss for such ethanol will pass from Millennium to ADM when the ethanol leaves the premises (not the Production Facilities) of Millennium. In the event ADM has a claim against a carrier related to the damage or destruction of the ethanol sold to ADM by Millennium hereunder, and Millennium has either paid to ADM or directly borne all the expense and cost related to such claim, ADM shall assign its claim against such carrier to Millennium, and Millennium shall accordingly be subrogated to the rights of ADM against such carrier.

34.                                 GOVERNING LAW. The parties agree that the Agreement will be governed by, interpreted under, and enforced in accordance with the substantive laws of the State of Illinois, without regard to its conflict of law principles.

35.                                 NOTICES. All notices related to this Agreement which relate to breaches of this Agreement, indemnification claims or other claims being made under this Agreement, challenges to the books and records of the parties, or the termination of this Agreement (the “Significant

Notices”) must be in writing, and must be delivered personally or sent by certified or registered mail, return receipt requested. All Significant Notices will be effective, and will be deemed to have been received, upon the actual receipt of the Significant Notice by its intended recipient, meaning either Millennium or ADM.

Subject to change upon ten (10) days written notice to the other party, all written notices to Millennium provided for in this Agreement will be addressed as follows:

Millennium Ethanol, LLC
300 North Broadway
Marion, South Dakota 57043-0357
Attention: Steve Domm, CEO

with a copy to:

Mark J. Hanson
Lindquist & Vennum, PLLP
Suite 4200
80 South Eighth Street
Minneapolis, MN 55402

and notices to ADM will be addressed as follows:

with a copy to:

Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: General Counsel

Written notices required or permitted under this Agreement which are not Significant Notices may be hand delivered, sent by mail, or sent via facsimile. These written notices will be effective, and will be deemed to have been received, upon the actual receipt of the written notices by their intended recipients, meaning either Millennium or ADM.

36.                                 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Because of ADM’s concerns about product quality, and because of Millennium’s concerns about the proper performance of the services to be provided by ADM, neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. This Agreement will be binding on the successors of the parties, and their assigns.

37.                                 NO WAIVER. If any party to this Agreement fails to insist upon strict performance of any obligation under this Agreement, that failure will not result in a waiver of that party’s right to demand strict performance in the future. This will still be the case, no matter how long the failure to insist upon strict performance continues.

38.                                 ENTIRE AGREEMENT. This Agreement, and the other documents related to the business transactions described in this Agreement which are referred to either generally or specifically in this Agreement, set out the entire agreement between the parties regarding the business transactions described in this Agreement. This Agreement and those other documents supersede all prior understandings between the parties with respect to the subject matter of this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding the subject matter of this Agreement.

39.                                 AMENDMENT, MODIFICATION, OR WAIVER. No amendment, modification, or waiver of any provision of this Agreement or any other related document will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the extent and nature of the amendment, modification, or waiver.

40.                                 SEVERABILITY. If any provision of this Agreement or any other related document is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of this Agreement, or the other related document. Also, any provision of this Agreement or any other related document which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or unenforceability.

41.                                 INTERPRETATION. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.

42.                                 UNDERSTANDING OF AND VOLUNTARY EXECUTION OF THE AGREEMENT. The parties acknowledge and agree that they have read this Agreement, that they understand it, and that they are entering into it willingly and voluntarily. The parties further acknowledge that they either consulted with their respective legal counsel, or had ample opportunity to consult with their respective legal counsel, before entering into this Agreement.

43.                                 HEADINGS AND CAPTIONS. The headings and captions of the sections and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.

44.                                 SUPERSEDING OF OTHER AGREEMENTS. It is the intent of the parties that this Agreement be consistent with any other documents or agreements related to the same subject matter covered in this Agreement. However, in the event of any inconsistencies, the parties agree that this Agreement will supersede and take priority over the other inconsistent documents or agreements, except in cases where there is specific contract language to the contrary which has been agreed upon by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year set forth above.

ARCHER DANIELS MIDLAND COMPANY

By:	/s/ Kyle James

Name: Kyle James

Its: Vice President – Fuel Ethanol Sales

MILLENNIUM ETHANOL, LLC

By:	/s/ Steven Domm

Name:	Steven Domm

Its:	C.E.O